Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-71327) pertaining to the 1998 stock incentive plan, the Registration Statement (Form S-8 No. 333-92423) pertaining to the deferred compensation plan, the Registration Statement (Form S-8 No. 333-104497) pertaining to the employees’ stock ownership and retirement savings plan, the Registration Statement (Form S-8 No. 333-115735) pertaining to the 2003 stock incentive plan, the Registration Statement (Form S-3 No. 333-104552) pertaining to debt securities, common stock and preferred share purchase rights, the Registration Statement (Form S-3 No. 333-118848) pertaining to debt securities and the Registration Statement (Form S-3 No. 333-127010) pertaining to the dividend reinvestment and stock purchase plan, of our reports dated February 14, 2007, with respect to the consolidated financial statements and schedule of OGE Energy Corp., OGE Energy Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of OGE Energy Corp., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

                                                               Ernst & Young LLP

Oklahoma City, Oklahoma

February 14, 2007